FOR IMMEDIATE RELEASE

LL FLOORING REPORTS FOURTH QUARTER AND FULL YEAR

2020 FINANCIAL RESULTS

RICHMOND, Va., March 2, 2021 – Lumber Liquidators (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the fourth quarter and full year ended December 31, 2020.

“We closed 2020 strong with fourth quarter comparable sales up 10.5%, reflecting continued execution on our transformation plan that positioned us to capitalize on robust consumer demand for home improvement projects,” said President and Chief Executive Officer Charles Tyson. “I am pleased with the progress our team is making on our four strategic pillars: people and culture, improving the customer experience, driving traffic and transactions, and improving profitability. For the full year 2020, we delivered $1.1 billion of net sales, demonstrating resilience as we navigated the COVID-19 shut down in the spring to grow comparable sales 10.8% in the second half. Our profitability initiatives drove a $40 million increase in operating income and a 360 basis points increase in operating margin on similar net sales versus 2019. I want to thank our team members for serving our customers every day to deliver these impressive results.

“So far in 2021, our industry continues to benefit from consumer investment in home improvement. That said, there remains a good deal of uncertainty due to COVID-19, potential changes in consumer spending priorities and supply chain volatility. We are well positioned with a strong balance sheet and the financial flexibility to continue to execute our transformation, allowing us to adjust quickly to the environment, if needed. We strive to become the customers’ first choice in hard-surface flooring by providing the best experience from start to finish, and plan to differentiate ourselves by offering the high-quality selection, expertise and high-touch service of a local store combined with the scale, omni-channel convenience and value of a national brand. We see substantial opportunity ahead to continue to evolve our Company and increase shareholder value over the long term.”

Fourth Quarter Results

Net sales in the fourth quarter of 2020 increased $30.4 million, or 11.1%, to $304.2 million from the fourth quarter of 2019. Comparable store sales for the fourth quarter of 2020 increased 10.5% primarily as a result of continued execution against the Company’s transformation plan and healthy consumer demand for home improvement projects. Net merchandise sales increased 11.2% while net services sales (install and freight) increased 10.2% over the prior year. As previously announced, the Company closed 14 stores and opened one new store in the fourth quarter of 2020 bringing total store count to 410 as of December 31, 2020.

Gross profit increased 5.4% in the fourth quarter of 2020 to $117.9 million from $111.9 million in the comparable period in 2019 and gross margin decreased 210 basis points to 38.8% in the fourth quarter of 2020 from 40.9% in the fourth quarter of 2019. For the fourth quarter of 2020, the Company reported a net positive $1.8 million impact from anti-dumping and countervailing duty rate changes compared to 2019. Additionally, the fourth quarter of 2020 included costs related to Canadian and US store closures. Excluding these items as shown on the table that follows, Adjusted Gross Profit (a non-GAAP measure) increased by $3.5 million and Adjusted Gross Margin (a non-GAAP measure) decreased by 290 basis points. The decrease in adjusted gross margin was due to last year’s approximately $13 million benefit from the retroactive exclusion of tariffs on certain flooring products imported from China (discussed in the “Section 301 Tariffs” section that follows) partially offset by merchandising sourcing and cost-out efforts, and, to a lesser extent, selective retail price increases.

SG&A expense increased 7.5% to $99.6 million, or 32.7% of sales, down 110 basis points in the fourth quarter of 2020 from the comparable period in 2019. SG&A in both quarters included certain costs related to legal matters. Additionally, the fourth quarter of 2020 included $1.2 million of costs related to Canadian and US store closures. Excluding these items as shown in the table that follows, Adjusted SG&A (a non-GAAP measure) increased 4.4% to $97.0 million. The increase in adjusted SG&A was primarily driven by higher bonuses and commissions consistent with the Company’s strong financial performance. As a percent of sales, adjusted SG&A leveraged 200 basis points, to 31.9% of sales, compared to 33.9% for the same period in the prior year.

Operating income was $18.4 million for the fourth quarter of 2020 compared to $19.3 million for the fourth quarter of 2019. Adjusted Operating Income (a non-GAAP measure) was $18.8 million for the fourth quarter of 2020, a year-over-year decrease of $0.6 million compared to adjusted operating income of $19.4 million for the fourth quarter of 2019. The year-over-year decrease was more than fully due to the approximately $11 million benefit to adjusted operating income in the fourth quarter of 2019 as a result of the retroactive exclusion of tariffs (discussed in the “Section 301 Tariffs” section that follows), which did not repeat in the fourth quarter of 2020, mostly offset by higher net sales, merchandising sourcing and cost-out efforts, and selective retail price increases, and SG&A leverage in 2020.

The Company had other income of $68 thousand for the three months ended December 31, 2020 compared to other expense of $0.5 million for the three months ended December 31, 2019. Both years reflected interest on borrowings on our Credit Agreement. The interest expense on borrowings in 2020 was offset by a favorable adjustment of $1.2 million for the reversal of interest expense associated with anti-dumping and countervailing duty rate changes.

In the fourth quarter of 2020, the Company determined that it was no longer in a consolidated three-year cumulative loss position and released the valuation allowance recorded against most of its U.S. deferred tax assets. As a result, for the three months ended December 31, 2020, the Company recognized an income tax benefit of $12.6 million, driven by the partial release of the valuation allowance of $19.6 million, and the deferred tax impact of the CARES Act and other items to true up discrete provisions recorded in 2020. Absent these items, the rate would have approximated the statutory rate. For the three months ended December 31, 2019, the Company recognized income tax expense of $2.4 million.

Net income for the fourth quarter of 2020 increased $14.7 million to $31.1 million compared to $16.4 million for the fourth quarter of 2019, while Adjusted Earnings (a non-GAAP measure) for the fourth quarter of 2020 were $31.4 million, a year-over-year increase of $15.0 million compared to adjusted earnings of $16.4 million for the fourth quarter of 2019.

Earnings per diluted share was $1.05 for the fourth quarter 2020 versus $0.57 in the year ago quarter, and fourth quarter 2020 Adjusted Earnings Per Diluted Share (a non-GAAP measure) was $1.06 compared to $0.57 for the fourth quarter of 2019. Adjusted earnings per diluted share for the fourth quarter of 2020 included the partial release of the valuation allowance of $19.6 million.

Full-year Results

Net sales increased $5.1 million, or 0.5%, to $1,098 million in 2020 from $1,093 million in 2019, which includes a $10.4 million increase in non-comparable store net sales partially offset by a decrease of $5.3 million, or 0.5%, in comparable store net sales. Following a 20% decrease in net sales in the second quarter due to the impact of COVID-19, the Company recovered to deliver a strong second-half performance. Net merchandise sales increased 2.0% while net services sales (install and freight) decreased 10.0% over the prior year. The Company closed nine net stores in 2020, and as of December 31, 2020, operated 410 stores.

Gross profit of $427.7 million in 2020 increased $24.0 million from 2019 and, as a percent of sales, gross margin in 2020 increased to 39.0% from 36.9% in 2019. When excluding items in the table that follows, adjusted gross profit of $426.3 million in 2020 increased $22.3 million versus 2019 and adjusted gross margin in 2020 increased to 38.8% from 37.0% in 2019. This 180-basis point improvement in adjusted gross margin was due primarily to merchandising sourcing and, to a lesser extent, cost-out efforts and selective retail price increases.

SG&A expenses of $371.4 million in 2020 decreased $15.5 million from 2019, and as a percentage of net sales, SG&A decreased to 33.8% in 2020, compared to 35.4% in 2019. When excluding items in the table that follows, adjusted SG&A of $362.7 million in 2020 decreased $16.6 million from 2019 and, as a percentage of net sales, was 33.0% in 2020, a decrease of 170 basis points from 34.7% in 2019. The decrease in adjusted SG&A was primarily due to lower advertising expense as the Company reduced its promotional cadence in response to COVID-19 and then optimized its marketing efforts, pivoting towards more efficient digital channels, as well as $2.5 million from the final settlement in 2020 of the business interruption insurance claim related to the August 2019 network security incident and lower travel and entertainment expense. These savings were partially offset by higher bonus and commission reflecting the Company’s strong financial performance, and higher benefits expense.

Operating income was $56.3 million in 2020, compared to operating income of $16.7 million in 2019. When excluding items in the table that follows, adjusted operating income was $63.6 million and adjusted operating margin was 5.8% in 2020, compared to $24.7 million, or 2.3%, in 2019. The primary driver of the increase was the Company’s execution on its profitability initiatives, which increased adjusted gross margin and reduced advertising expense.

The Company had other expense of $2.6 million and $3.8 million for the years ended December 31, 2020 and 2019, respectively. The expense in both years primarily reflected interest on borrowings on our Credit Agreement. The expense related to borrowings in 2020 was partially offset by a favorable adjustment of $1.2 million reported in the fourth quarter of 2020 for the reversal of interest expense associated with anti-dumping and countervailing duty rate changes.

Income tax benefit was $7.8 million in 2020 compared to income tax expense of $3.3 million in 2019. Excluding the partial release of the valuation allowance and CARES Act impact, income tax expense for 2020 would have been $13.6 million, which represented an effective tax rate of 25.3%.

Net income was $61.4 million, or $2.10 per diluted share, in 2020 compared to net income of $9.7 million, or $0.34 per diluted share, in 2019. Adjusted earnings per diluted share for 2020 was $2.28 compared to $0.54 for 2019. Adjusted earnings per diluted share for 2020 included the partial release of the tax valuation allowance of $19.6 million.

Cash Flow & Liquidity

As of December 31, 2020, the Company had liquidity of $213.9 million, consisting of excess availability under its Credit Agreement of $44.0 million, and cash and cash equivalents of $169.9 million. This represents an increase in liquidity of $102.9 million from December 31, 2019. In addition, the Company’s debt balance as of December 31, 2020 was $101.0 million, unchanged since amending the Credit Agreement on April 17, 2020, and up $19.0 million from December 31, 2019.

The increase in liquidity at December 31, 2020 from the year earlier was driven by improved operating performance along with disciplined working capital management, which led the Company to report Cash Flow from Operations of $157.0 million compared to $0.3 million in 2019. The working capital benefit included a 15% reduction in inventory due to strong sales and supply chain disruptions, collection of tariff receivables, further growth in customer deposits, and higher accounts payable. The accounts payable balance was higher at the end of 2020 due to the increased in-transit inventory and extended payment terms with vendors and other service providers.

Canadian and U.S. Store Closure Costs

During the third quarter of 2020, the Company conducted a comprehensive review of its real estate portfolio. Following the conclusion of this review, the Company made the decision to close its Canadian operations, including all eight stores in Canada, and six underperforming U.S. locations by the end of 2020. The Company will continue to monitor store performance on an ongoing basis. The Company incurred expense of $3.8 million to close these stores in the second half of 2020, $1.2 million of which was recorded in the fourth quarter of 2020. All 14 stores were closed by year end although certain clean-up activities will not be fully completed until early in 2021.

Section 301 Tariffs

The Company’s financial statements have been impacted by Section 301 tariffs on certain products imported from China in recent years. A subset of these imports for certain click vinyl and other engineered products (the “Subset Products”) received an exemption that was made retroactive to the beginning of the Section 301 Tariffs for a period of time. The Company has deployed strategies to mitigate tariffs and improve gross margin, including alternative country sourcing, partnering with current vendors to lower costs and introduce new products, and adjusting its pricing. Please refer to the table on page 11 of this release for a detailed timeline and tariff levels for the key events related to Section 301 Tariffs.

The Company recorded a benefit of approximately $13 million of gross profit and $11 million of operating income in the fourth quarter of 2019 as a result of the retroactive exclusion of these tariffs, which did not repeat in the fourth quarter of 2020.

During the fourth quarter of 2020, the August reinstatement of tariffs began to flow through the income statement as these products were sold. This impact was partially offset by the Company’s mitigation strategies.

The future impact of the reinstatement of tariffs is dependent on several factors including: 1) ongoing Company mitigation efforts for which the outcome is uncertain, 2) inventory turnover rates which were affected by COVID-19 in 2020, and 3) behavior of consumers and competitors as prices for products adjust based on supply/demand and as consumer preferences shift among product categories impacting both product sourcing and inventory turnover. It is still too early to predict the outcome of such measures adopted by the Company.

2021 Outlook

The uncertainty surrounding the duration and extent of the impact of COVID-19 makes it uniquely challenging to accurately forecast future financial performance, and as such, the Company is not providing financial guidance.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on March 2, 2021, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through March 9, 2021 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13716450. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of North America’s leading specialty retailers of hard-surface flooring with 410 stores as of December 31, 2020. The Company seeks to offer the best customer experience online and in stores, with more than 400 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. Our stores are staffed with flooring experts who provide advice, pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://www.LLFlooring.com/quality
●	Follow us on social media: Facebook, Instagram and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at www.investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Earnings; and (viii) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

LL Flooring Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2020	2019
Assets
Current Assets:
Cash and Cash Equivalents	$169,941	$8,993
Merchandise Inventories	244,409	286,369
Prepaid Expenses	9,370	8,288
Deposit for Legal Settlement	—	21,500
Tariff Recovery Receivable	4,078	27,025
Other Current Assets	10,354	6,938
Total Current Assets	438,152	359,113
Property and Equipment, net	97,557	98,733
Operating Lease Right-of-Use Assets	109,475	121,796
Goodwill	9,693	9,693
Deferred Tax Asset	11,611	—
Other Assets	7,860	6,674
Total Assets	$674,348	$596,009

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$70,543	$59,827
Customer Deposits and Store Credits	61,389	41,571
Accrued Compensation	15,347	11,742
Sales and Income Tax Liabilities	5,793	7,225
Accrual for Legal Matters and Settlements - Current	30,398	67,471
Operating Lease Liabilities - Current	33,024	31,333
Other Current Liabilities	25,761	18,937
Total Current Liabilities	242,255	238,106
Other Long-Term Liabilities	13,293	13,757
Operating Lease Liabilities - Long-Term	90,194	100,470
Deferred Tax Liability	—	426
Credit Agreement	101,000	82,000
Total Liabilities	446,742	434,759

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,229 and 29,959 shares issued and 28,911 and 28,714 shares outstanding at December 31, 2020 and 2019, respectively	30	30
Treasury Stock, at cost (1,318 and 1,245 shares, respectively)	(142,977)	(142,314)
Additional Capital	222,628	218,616
Retained Earnings	147,925	86,498
Accumulated Other Comprehensive Loss	—	(1,580)
Total Stockholders’ Equity	227,606	161,250
Total Liabilities and Stockholders’ Equity	$674,348	$596,009

LL Flooring

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, (unaudited)		December 31,
	2020	2019	2020	2019

Net Sales
Net Merchandise Sales	264,983	238,242	974,829	956,041
Net Services Sales	39,228	35,612	122,873	136,561
Total Net Sales	$304,211	$273,854	$1,097,702	$1,092,602
Cost of Sales
Cost of Merchandise Sold	155,715	135,287	574,944	586,918
Cost of Services Sold	30,574	26,653	95,046	101,998
Total Cost of Sales	186,289	161,940	669,990	688,916
Gross Profit	117,922	111,914	427,712	403,686
Selling, General and Administrative Expenses	99,561	92,578	371,430	386,970
Operating Income	18,361	19,336	56,282	16,716
Other (Income) Expense	(68)	499	2,642	3,764
Income Before Income Taxes	18,429	18,837	53,640	12,952
Income Tax (Benefit) Expense	(12,621)	2,439	(7,787)	3,289
Net Income	$31,050	$16,398	$61,427	$9,663
Net Income per Common Share—Basic	$1.07	$0.57	$2.13	$0.34
Net Income per Common Share—Diluted	$1.05	$0.57	$2.10	$0.34
Weighted Average Common Shares Outstanding:
Basic	28,890	28,712	28,830	28,689
Diluted	29,498	28,833	29,247	28,793

LL Flooring

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019	2018

Cash Flows from Operating Activities:
Net Income (Loss)	$61,427	$9,663	$(54,379)
Adjustments to Reconcile Net Income (Loss):
Depreciation and Amortization	17,645	17,465	18,425
Deferred Income Taxes (Benefit) Provision	(12,037)	(366)	240
Stock-Based Compensation Expense	3,333	4,848	4,091
Provision for Inventory Obsolescence Reserves	3,036	1,888	3,108
Impairment of Operating Lease Right-Of-Use	935	—	—
Reclassification of Foreign Currency Translation to Earnings	757	—	—
(Gain) Loss on Disposal of Fixed Assets	(211)	(221)	1,818
Changes in Operating Assets and Liabilities:
Merchandise Inventories	38,617	28,941	(59,179)
Accounts Payable	9,910	(13,640)	4,852
Customer Deposits and Store Credits	19,818	1,353	1,685
Tariff Recovery Receivable	22,947	(27,025)	—
Prepaid Expenses and Other Current Assets	(4,094)	(88)	2,902
Deposit for Legal Settlement	—	—	(21,500)
Accrual for Legal Matters and Settlements	2,507	4,575	63,951
Payments for Legal Matters and Settlements	(18,080)	(34,729)	(2,904)
Deferred Payroll Taxes	5,131	—	—
Other Assets and Liabilities	5,405	7,665	(6,096)
Net Cash Provided by (Used in) Operating Activities	157,046	329	(42,986)

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(15,828)	(19,906)	(14,332)
Other Investing Activities	966	422	871
Net Cash Used in Investing Activities	(14,862)	(19,484)	(13,461)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	45,000	104,500	74,000
Payments on Credit Agreement	(26,000)	(87,500)	(24,000)
Proceeds from the Exercise of Stock Options	679	—	770
Payments on Financed Insurance Obligations	—	—	(612)
Other Financing Activities	(901)	(1,119)	(953)
Net Cash Provided by Financing Activities	18,778	15,881	49,205
Effect of Exchange Rates on Cash and Cash Equivalents	(14)	702	(1,131)
Net Increase (Decrease) in Cash and Cash Equivalents	160,948	(2,572)	(8,373)
Cash and Cash Equivalents, Beginning of Year	8,993	11,565	19,938
Cash and Cash Equivalents, End of Year	$169,941	$8,993	$11,565

Supplemental disclosure of non-cash operating and financing activities:
Release of Deposit for Legal Settlement and Liability	$21,500	$—	$—
Tenant Improvement Allowance for Leases	(726)	(2,962)	—

LL Flooring

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)1

Items impacting gross margin with comparisons to the prior-year period include:

	Three Months Ended December 31, (unaudited)				Year Ended December 31,
	2020		2019		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
Gross Profit/Margin, as reported (GAAP)	$117,922	38.8%	$111,914	40.9%	$427,712	39.0%	$403,686	36.9%

Antidumping Adjustments [2]	(2,208)	(0.7)%	364	0.1%	(2,208)	(0.2)%	1,143	0.1%
HTS Classification Adjustments [3]	—	—%	—	—%	—	—%	(779)	—%
Store Closure Costs [4]	61	—%	—	—%	822	—%	—	—%
Sub-Total Items above	(2,147)	(0.7)%	364	0.1%	(1,386)	(0.2)%	364	0.1%

Adjusted Gross Profit/Margin (non-GAAP measures)	$115,775	38.1%	$112,278	41.0%	$426,326	38.8%	$404,050	37.0%

1	Amounts may not sum due to rounding.
2	Represents countervailing and antidumping expense associated with applicable prior-year shipments of engineered hardwood from China.
3	Represents classification adjustments related to the HTS duty categorization in prior periods during the three months and full year ended December 31, 2019.
4	Represents the inventory write-offs related to the Canadian and US store closures described more fully in Note 11 to the consolidated financial statements filed in the December 31, 2020 10-K.

Items impacting SG&A with comparisons to the prior-year period include:

	Three Months Ended December 31, (unaudited)				Year Ended December 31,
	2020		2019		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
SG&A, as reported (GAAP)	$99,561	32.7%	$92,578	33.8%	$371,430	33.8%	$386,970	35.4%

Accrual for Legal Matters and Settlements [5]	—	—%	(1,100)	(0.4)%	1,500	0.2%	3,475	0.3%
Legal and Professional Fees [6]	1,433	0.5%	766	0.3%	4,220	0.4%	4,169	0.4%
Store Closure Costs [7]	1,159	0.4%	—	—%	2,962	0.3%	—	—%
Sub-Total Items above	2,592	0.9%	(334)	(0.1)%	8,682	0.9%	7,644	0.7%

Adjusted SG&A (a non-GAAP measure)	$96,969	31.9%	$92,912	33.9%	$362,748	33.0%	$379,326	34.7%

5	This amount represents expense of $2 million related to the Gold matter in the third quarter of 2020 partially offset by a $0.5 million insurance recovery in the second quarter of 2020 of legal fees related to certain significant legal action. 2019 reflects a $4.75 million expense for the Kramer employment case and $0.3M for certain Related Laminate Matters partially offset by a $1.1 million insurance recovery of legal fees related to certain significant legal action. These matters are described more fully in Note 10 to the consolidated financial statements filed in the December 31, 2020 10-K.
6	Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
7	Represents store lease impairments, write down on fixed assets and employee termination benefits related to the Canadian and US store closures described more fully in Note 11 to the condensed consolidated financial statements filed in the December 31, 2020 10-K.

Items impacting operating income and operating margin with comparisons to the prior-year period include:

	Three Months Ended December 31, (unaudited)				Year Ended December 31,
	2020		2019		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(in thousands)				(in thousands)
Operating Income, as reported (GAAP)	$18,361	$6.0%	$19,336	7.1%	$56,282	5.1%	$16,716	1.5%

Gross Margin Items:
Antidumping Adjustments [2]	(2,208)	(0.7)%	364	0.1%	(2,208)	(0.2)%	1,143	0.1%
HTS Classification Adjustments [3]	—	—%	—	—%	—	—%	(779)	—%
Store Closure Costs [4]	61	—%	—	—%	822	—%	—	—%
Gross Margin Subtotal	(2,147)	(0.7)%	364	0.1%	(1,386)	(0.2)%	364	0.1%

SG&A Items:
Accrual for Legal Matters and Settlements [5]	—	—%	(1,100)	(0.4)%	1,500	0.2%	3,475	0.3%
Legal and Professional Fees [6]	1,433	0.5%	766	0.3%	4,220	0.4%	4,169	0.4%
Store Closure Costs [7]	1,159	0.4%	—	—%	2,962	0.3%	—	—%
SG&A Subtotal	2,592	0.9%	(334)	(0.1)%	8,682	0.9%	7,644	0.7%

Adjusted Operating Income/Margin (a non-GAAP measure)	$18,806	$6.2%	$19,366	$7.1%	$63,578	5.8%	$24,724	2.3%

2,3,4,5,6,7    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Net Income, as reported (GAAP)	$31,050	$16,398	$61,427	$9,663
Net Income per Diluted Share (GAAP)	$1.05	$0.57	$2.10	$0.34

Gross Margin Items:
Antidumping Adjustments [2]	(1,632)	269	(1,632)	845
HTS Classification Adjustments [3]	—	—	—	(576)
Store Closure Costs [4]	45	—	607	—
Gross Margin Subtotal	(1,587)	269	(1,025)	269

SG&A Items:
Accrual for Legal Matters and Settlements [5]	—	(813)	1,109	2,568
Legal and Professional Fees [6]	1,059	567	3,119	3,081
Store Closure Costs [7]	857	—	2,189	—
SG&A Subtotal	1,916	(246)	6,417	5,649

Adjusted Earnings	$31,379	$16,421	$66,819	$15,581
Adjusted Earnings per Diluted Share (a non-GAAP measure)	$1.06	$0.57	$2.28	$0.54

2,3,4,5,6,7    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s federal incremental rate of 26.1%.

The following chart provides a timeline and tariff levels for the key events related to Section 301 tariffs:

		Section 301		Corresponding approximate
Event	Timing	tariff level on	Tariff level on	percentage of Company's
		imports from China	Subset Products	merchandise subject to tariff
Imposition of Tariffs	September 2018	10%	10% then 0%[1]	48%
Increase in Tariff's	June 2019	25%	25% then 0%[1]	44%
Retroactive Exemption on Subset Products[1]	November 2019	25%	0%	10%
Exemption Not Renewed and Tariffs Re-imposed on Subset Products	August 2020	25%	25%	32%
	December 31, 2020	25%	25%	34%

1 On November 7, 2019, the U.S. Trade Representative granted a retroactive exclusion to September 2018 on Subset Products as defined in the Section 301 Tariffs section above bringing the rate to 0%.